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                                                              Filed # C11412-92

                                                              Dec 29, 2000

                                                              In the Office of
                                                              Dean Heller
                                                              Secretary of State
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                                 STATE OF NEVADA
                              AMENDED AND RESTATED
                          CERTIFICATE OF DESIGNATION OF
                       SERIES A CUMULATIVE PREFERRED STOCK
                                       OF
                              I/OMAGIC CORPORATION,
                              A Nevada Corporation

                                       A.

                                  CERTIFICATION

     Tony Shahbaz certifies that he is the President and Secretary of I/OMagic Corporation, a Nevada corporation (the "Company"), and that, pursuant to the Company's Articles of Incorporation, as amended, and to Nevada Revised Statues
Section 78.195, the Board of Directors of the Company adopted the following resolutions on December 28, 2000, at which point none of the Series A Cumulative Preferred Stock had been issued, amending the existing Cumulative Series A Preferred Stock in its entirety and changing it to "Series A Preferred Stock".

                                       B.

                            SERIES A PREFERRED STOCK

     1. AUTHORIZED AMOUNT

     The Company is authorized to issue 10,000,000 (Ten Million) shares of preferred stock, $.001 par value, of which 1,000,000 (One Million) shares are restated and designated as the Series A Preferred Stock (the "Preferred Stock"), having the voting powers, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below. Upon any issued shares of Preferred Stock being outstanding for three years, the Company shall be obligated to redeem any issued shares at the stated value of $8.00 per share (the "Stated Value"). The Preferred Stock may not be sold, transferred or encumbered without the written consent of the Company, unless and until it is converted into Common Stock.

     2. DIVIDEND RIGHTS

     The holders of Preferred Stock shall be entitled to receive dividends on an equal basis with the holders of the common stock of the Company. The Company currently has no plans to declare or pay a dividend of any kind.

     3. LIQUIDATION PREFERENCE

          (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of each share of Preferred Stock outstanding shall be entitled to be paid out of the

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               assets of the Company available for distribution to
               shareholders prior to any distribution to any class of shares, whether such assets are capital, surplus, or earnings, a liquidation preference per share equal to the Stated Value of the Preferred Stock plus accrued dividends if any. If upon liquidation, dissolution, or winding up of the Company, the assets to be distributed to the holders of the Preferred Stock shall be insufficient to permit payment to such shareholders of the full preferential amounts aforesaid, then all of the assets of the corporation available for distribution to holders of the Preferred Stock shall be distributed pro rata, so that each holder receives that portion of the assets available for distribution as the number of shares of Preferred Stock held by such holder bears to the total number of shares of Preferred Stock then outstanding.

          (b) A consolidation or merger of the Company with or into any other company or companies, or a sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction (including a merger or other reorganization) or series of related transactions in which more than fifty percent of the voting power of the corporation is disposed of, shall not be considered to be a liquidation, dissolution or winding up within the meaning of this section 3, provided however that each holder of Preferred Stock shall have the right to convert such holder's shares of preferred stock immediately prior to the record date relating to such transactions into shares of common stock in accordance with this Description.


     4. CONVERSION

     Each share of Preferred Stock may be converted by the holder thereof, in whole or in part at any time or from time-to-time without the payment of any additional consideration, into fully paid and non-assessable shares of Common Stock of the Company, as calculated and subject to adjustment set forth below:

          (a) The holder would provide the Company with a written Notice of Conversion at the principal office of the Company via certified mail (Attention to the president of the Company), return receipt requested, with an original certificate evidencing the Preferred Stock. The Notice may provide for the conversion of some or all of the Preferred Stock and shall be calibrated in number of dollars.

          (b) Upon receipt of such Notice of Conversion, the Company shall calculate the "Weighted Average Trading Price" (as hereinafter defined) during the 20 trading days prior to the date the Company received the Notice of Exercise. The Weighted Average Trading Price shall equal; (a) the product of the closing bid price of the Company's common stock on each trading day multiplied by the number of such shares traded that day; each of these products shall


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               be added together for each of the 20 days; (b) this amount shall then be divided by the aggregate number of such shares that traded during this 20 day period of time. Provided, however, the Weighted Average Trading Price shall not be less than $2.50 per share (the "Floor") nor greater than $7.00 per share (the "Ceiling"). In the event the Company reclassifies, splits or otherwise recapitalizes its common stock, the Floor and Ceiling shall be adjusted so that the aggregate outstanding shares before and after such transaction shall have the same aggregate value as the Floor and Ceiling before the transaction.

          (c) The Company shall then, as of the date it received the Notice of Conversion issue to the Holder who has provided the Notice of Conversion an amount of shares of common stock of the Company equal to the dollar amount set forth in the Notice of Conversion divided by the Weighted Average Trading Price. The Company shall promptly issue whatever remaining non-converted shares of Preferred Stock at the Stated Value to such Holder.

     At the time of such surrender, the person exercising such option to convert shall be deemed to be the Holder of the shares of Common Stock issuable upon such conversion, notwithstanding that the stock transfer books of the Company may then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to such person.

     The term "Common Stock" as used in this Paragraph 5 shall mean the shares of the Common Stock of the Company, authorized at the date of the initial issuance of the Preferred Stock or, in case of a reclassification or exchange of such Common Stock, shares of the stock into or for which such Common Stock shall be reclassified or exchanged and all provisions of this section 4 shall be applied appropriately thereto and to any stock resulting from any subsequent reclassification or exchange thereof. In case the Company shall declare a dividend or make any other distribution with respect to any stock of I/O Magic Corporation payable in Common Stock, rights or convertible Securities, as the case may be, then such dividend or distribution shall be distributed to the holders of the Preferred Stock, as if such shares of Preferred Stock had been converted into Common Stock on the day prior to the record date for such distribution.

     5. FORCED CONVERSION

     The Company shall have the right to require all of the Holders of the Preferred Stock to convert their shares of Preferred Stock, without payment of any further consideration, into shares of Common Stock of the Company at the Weighted Average Trading Price calculated utilizing the date the Conversion Notice (defined as a written notification that it is the Company's intent to convert the outstanding shares of Preferred Stock into Common Stock of the Company) provided by the Company is received by the holder ("Forced Conversion Date"). In the event of any reclassification, stock split or recapitalization by the Company of its common stock, the minimum price at which the


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Company has a right to provide a Forced Conversion Date shall not be adjusted.
Such Notice shall be sent to the registered office of the holder with the Comp any, certified mail, return receipt requested. The Company shall have the right to provide the Conversion Notice (a written notification that it is in the Company's intention to convert the outstanding shares of Preferred Stock into Common Stock) only during the five business days following the date on which the Company's common stock closed at or above a bid price of $3.00 per share during 15 consecutive trading days at anytime after the issuance of the Preferred Stock. Such Conversion Notice may require the conversion of some or all of the Preferred Stock. The applicable Floor and Ceiling shall be applied to a Forced Conversion.

     From and after each Forced Conversion Date, all rights of the Holders of the Preferred Stock designated for conversion as holders of Preferred Stock shall cease, such shares shall not thereafter be transferred (except with the consent of the Company) on the books of the Company, such shares shall not be deemed to be outstanding for any purpose whatsoever and each Holder of the Preferred Stock designated for conversion shall have the rights of holders of Common Stock as to such shares of Common Stock into which the shares of Preferred Stock are converted pursuant to this section 5, which rights shall arise on and continue after each Forced Conversion Date.

     Upon delivery and surrender of the certificates representing the appropriate number of shares to be converted under this section 5, duly endorsed or accompanied by proper instruments of transfer, the Company shall thereupon, on each Forced Conversion Date, issue the appropriate number of shares of Common Stock to the person whose name appears on such certificate or certificates as the owner thereof, Each surrendered certificate shall be canceled, but in cases in which less than all the shares represented by any such certificate share converted, a new certificate shall be issued representing the unconverted shares.

     6. TRADING RESTRICTIONS

     In the event any shares of Preferred Stock are converted into common stock, for any reason, such shares of Common Stock shall be subject to the following trading restrictions:

          (a) such shares may not be traded, transferred or encumbered during the Rule 144 holding period for non-affiliates;

          (b) during each 30 day period thereafter, such shares may be traded at the rate of 10% aggregate common shares converted from the Preferred Stock.

     7. SENIOR EQUITY SECURITIES

     While any of the share of Preferred Stock are outstanding, the Company shall not authorize or issue additional shares of Preferred Stock with respect to any liquidation, dissolution or winding up rights superior or in parity with the liquidation rights set forth herein or shares which may be otherwise reclassified or converted into Preferred Stock or


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alter or change the preferences, special rights or powers of Preferred Stock so as to adversely affect the shares of Preferred Stock described herein, or create a separate class or series of preferred stock or other equity securities (including, without limitation, instruments convertible into or otherwise carrying rights to acquire equity securities) having priority (including, without limitation, any priority as to dividends) over or on a parity with the Preferred Stock, unless there is given the affirmative consent (given in writing or at a meeting duly called for that purpose) of the Holders of at least three-fourths of the aggregate number of shares of Preferred Stock then outstanding, provided that without approval of each holder of Preferred Stock, such amendment or change cannot reduce the Stated Value.

     8. VOTING

     The Preferred Stock issued hereunder shall have no voting rights as a class until the Preferred stock is Converted into Common Stock, or as set forth herein and as required by law.

     9. RESERVATION OF SHARES

     The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock an amount of Common Stock sufficient to provide for a conversion of all outstanding Preferred Stock shares.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series A Preferred Stock to be duly executed by its President and by its Secretary this 28th day of December, 2000.

/s/ Tony Shahbaz
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Tony Shahbaz, President and Secretary
I/OMAGIC CORPORATION, a Nevada corporation





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STATE OF CALIFORNIA        )
                           )  SS.
COUNTY OF ORANGE           )

         On January 4, 2001, before me, Courtney Lines, Notary Public, personally appeared TONY SHAHBAZ, personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacities, and that by their signatures on the instrument the persons, or entity upon behalf of which the persons acted, executed the instrument.

WITNESS my hand and official seal.


                                                     /s/ Courtney Lines
                                                     ---------------------------
                                                     Courtney Lines



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COURTNEY LINES
Commission # 1197995
Notary Public - California
Orange County
My Comm. Expires Oct. 9, 2002
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